UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Univest Corporation of Pennsylvania
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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14 North Main Street P.O. Box 64197

Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2012

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 17, 2012, at 10:45 a.m., in the Univest Building, 14 North Main Street, Souderton, Pennsylvania.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of three Class I Directors each for a three-year term expiring in 2015 and until their successors are elected and qualified.

2.	FOR the election of one Alternate Director for a one-year term expiring in 2013 and until his successor is elected and qualified.

3.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

4.	FOR the advisory vote to approve named executive officer compensation as presented in this Proxy Statement.

Other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be transacted.

The close of business on February 24, 2012, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION’S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person. If you need directions to attend the annual meeting, you may contact the Secretary of Univest by telephone at 215-721-8397 or by e-mail at TejklK@univest.net.

By Order of the Board of Directors

WILLIAM S. AICHELE

Chairman

KAREN E. TEJKL

Secretary

March 16, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 17, 2012.

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2011 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.proxyvote.com.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the Board) of Univest Corporation of Pennsylvania (the Corporation or Univest), 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 17, 2012, and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 16, 2012. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the Bank) and other subsidiary companies or employees of Broadridge, Inc., the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation’s voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of three Class I Directors each for a three-year term expiring in 2015 and until their successors are elected and qualified.

2.	FOR the election of one alternate Director for a one-year term expiring in 2013 and until his successor is elected and qualified.

3.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

4.	FOR the advisory vote to approve named executive officer compensation as presented in this Proxy Statement.

The Board has fixed the close of business on February 24, 2012, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 24, 2012, there were 18,266,404 issued and 16,774,174 outstanding shares of Common Stock (exclusive of 1,492,230 shares held as treasury stock which will not be voted).

Holders of record of the Corporation’s Common Stock on February 24, 2012 will be entitled to one vote per share on all business of the meeting. The nominees for election as Class I Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Class I Directors. The nominee for election as the alternate Director who receives the highest number of votes cast, in person or by proxy, at the meeting will be elected as the alternate Director. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting.

The presence in person or by proxy of the holders of the majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the proposal regarding executive compensation. Broker non-votes for these proposals are the equivalent to a vote against the proposal. It is very important that you give your broker voting instructions. Abstentions also have the effect of a negative vote.

As of February 24, 2012, Univest Bank and Trust Co. held 944,341 shares or 5.6% of the Corporation’s outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of the Corporation’s Common Stock.

A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2011, was mailed on March 16, 2012 to each shareholder of record as of February 24, 2012. The Annual Report is not a part of the proxy soliciting material.

SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

The information contained in this Proxy Statement and the documents that have been incorporated herein by reference may contain forward-looking statements. When used or incorporated by reference in disclosure documents, the words “believe,” “anticipate,” “estimate,” “expect,” “project,” “target,” “goal” and similar expressions are intended to identify forward-looking statements within the meaning of section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth below:

•	Operating, legal and regulatory risks

•	Economic, political and competitive forces impacting various lines of business

•	The risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful

•	Volatility in interest rates

•	Other risks and uncertainties

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. These forward-looking statements speak only as of the date of this Proxy Statement. Univest expressly disclaims any obligation to publicly release any updates or revisions to reflect any change in Univest’s expectations with regard to any change in events, conditions or circumstances on which any such statement is based.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy. The Bylaws authorize the Board to fix the number of Directors to be elected from time-to-time. By proper motion, it has established the number at three Class I Directors each to be elected for a three-year term expiring in 2015 and one Alternate Director to be elected for a one-year term expiring in 2013.

The Nominating Committee has recommended the slate of nominees listed below for election as Class I Directors and Alternate Directors. Management has been informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Corporation’s Bylaws.

The following information, as of February 24, 2012, is provided with respect to the nominees for election to the Board.

	September 30,	September 30,	September 30,
Name	Age	Business Experience	Director Since**
Class I Director (each continuing for a three-year term expiring at the 2015 Annual Meeting of Shareholders):*
William S. Aichele	61	Chairman, President and CEO of the Corporation and Chairman of the Bank	1990
H. Paul Lewis	68	Retired Executive Vice President of the Bank; Vice President/Sales Agent, Bucks County Commercial Realty, Inc.	2008
Mark A. Schlosser	47	Secretary/Treasurer, Schlosser Steel, Inc.	2005

Alternate Director (to be elected for a one-year term expiring at the 2013 Annual Meeting of Shareholders):*
K. Leon Moyer	62	Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank	2005

The following Directors are not subject to election now as they were elected in prior years for terms expiring in future years.

	September 30,	September 30,	September 30,
Name	Age	Business Experience	Director Since**

Class II Directors (each continuing for a three-year term expiring at the 2013 Annual Meeting of Shareholders):
William G. Morral, CPA	65	Financial Consultant; Former CFO, Moyer Packing Company	2002
Margaret K. Zook	66	Board Chair, The Penn Foundation; Retired Executive Director, Souderton Mennonite Homes (Retirement Community)	1999

Class III (each to be elected for a three-year term expiring at the 2014 Annual Meeting of Shareholders):
Douglas C. Clemens	55	President, Clemens Food Group	2009
R. Lee Delp	65	Principal, R. L. Delp & Company (Business Consulting)	1994
H. Ray Mininger	71	Vice President/Secretary, H. Mininger & Son, Inc. (General Contractor)	1995
P. Gregory Shelly	66	President, Shelly Enterprises, Inc. (Building Materials)	1985

*	All nominees are now directors or alternate directors respectively.

**	Dates indicate initial year as a director or alternate director of Univest or the Bank.

The following information, as of February 24, 2012, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director or Alternate Director of the Board.

	September 30,	September 30,	September 30,
Name	Age	Current Primary Positions	Current Position Since
Duane J. Brobst	59	Executive Vice President and Chief Risk Officer of the Corporation and the Bank; (Has been employed by the Corporation for the past seventeen years, most recently as Chief Credit Officer prior to this position)	2008
Kenneth D. Hochstetler	50	Senior Executive Vice President of the Corporation and the Bank and President of Univest Investments	2004
Jeffrey M. Schweitzer	38	Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Prior to joining the Corporation in 2007, was employed for twelve years at Ernst & Young, LLP, most recently as senior manager)	2007

Beneficial Ownership of Directors and Officers

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group as of February 24, 2012, the record date. As of February 24, 2012, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s common stock.

	September 30,	September 30,
Name	Number of Shares	Percent
William S. Aichele (1)	239,560	1.43%
Douglas C. Clemens	10,878	**
R. Lee Delp (2)	12,107	**
H. Paul Lewis	7,808	**
H. Ray Mininger (3)	31,162	**
William G. Morral (4)	32,613	**
K. Leon Moyer (5)	123,770	**
Mark A. Schlosser (6)	22,276	**
P. Gregory Shelly (7)	125,845	**
Margaret K. Zook	1,242	**
Jeffrey M. Schweitzer (8)	30,308	**
Kenneth D. Hochstetler (9)	58,684	**
Duane J. Brobst (10)	42,557	**

All Directors and Executive Officers as a Group (13 persons)	738,810	4.40%

*

The shares “Beneficially owned” may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes shares and options to purchase shares that will vest within 60 days of February 24, 2012.

**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.

(1)

Includes 12,065 shares in the Univest Deferred Salary Savings Plan in which Mr. Aichele has a pecuniary interest. He disclaims beneficial ownership of these shares. Also included are 53,249 shares which may be acquired by the exercise of vested stock options.

(2)	Includes 12,107 shares owned by a member of Mr. Delp’s family. He disclaims beneficial ownership of these shares.

(3)	Includes 8,765 shares over which Mr. Mininger shares voting and/or investment power and 985 shares owned by a member of his family. He disclaims beneficial ownership of these shares.

(4)	Includes 3,369 shares owned by members of Mr. Morral’s family and 2,268 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.

(5)

Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 24,166 shares which may be acquired by the exercise of vested stock options.

(6)	Includes 21,433 shares over which Mr. Schlosser shares voting and/or investment power and 843 shares owned by a member of his family. He disclaims beneficial interest of these shares.

(7)	Includes 41,082 shares owned by members of Mr. Shelly’s family. He disclaims beneficial ownership of these shares.

(8)	Includes 4,000 shares which may be acquired by the exercise of vested stock options.

(9)	Includes 11,601 shares which may be acquired by the exercise of vested stock options.

(10)	Includes 9,250 shares which may be acquired by the exercise of vested stock options.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Corporation. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16 (a) reports by its Officers, Directors and greater than ten percent beneficial owners were timely filed except reports filed by: Mark A. Schlosser for the purchase of 1,000 shares of Common Stock on March 7, 2011; and, Douglas C. Clemens for the purchase of 1,400 shares of Common Stock on August 12, 2011 and for the purchase of 1,500 shares of Common Stock on August 17, 2011— all of which were inadvertently filed late.

The Board, the Board’s Committees and Their Functions

The Corporation’s Board met ten (10) times during 2011. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. All Directors are encouraged to attend the annual meeting of Shareholders. In 2011, all Directors were present at the annual shareholder’s meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board members or committee chairs, please mail your correspondence to:

Univest Corporation

Attention (Board Member’s name)

Office of the Corporate Secretary

14 N. Main Street

P.O. Box 64197

Souderton, PA 18964

Our Board of Directors determined that all directors, with the exception of Messrs. Aichele and Mininger, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with the Bank a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

Mr. Aichele is the current President and CEO of the Corporation and is Chairman of the Bank. Mr. Mininger is an officer of a builder engaged by the Corporation to perform building expansion projects in the normal course of business on substantially the same terms as available from others. For more information, see “Related-Party Transactions”

There are no family relationships among our directors or executive officers.

Board of Director Committees for the Fiscal Year Ended December 31, 2011

	September 30,	September 30,	September 30,
Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Douglas C. Clemens	X	—	—
R. Lee Delp	—	Chairman	Chairman
H. Paul Lewis	X	—	X
H. Ray Mininger	—	—	—
William G. Morral	Chairman	X	—
Mark A. Schlosser	—	X	X
P. Gregory Shelly	X	X	X

Audit Committee

The Audit Committee’s responsibilities include: annual review of and recommendation to the Board for the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

As of January 1, 2011, William G. Morral was named Chairman of the Audit Committee. The Board has determined that Mr. Morral meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Morral has served as a member of the Board since 2002. Mr. Morral is a certified public accountant and has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral’s past employment experience as Senior Vice President and Chief Financial Officer of Moyer Packing Company for sixteen years included active supervision of finance, accounting, audit, credit, information technology, payables and payroll, providing him with a high level of financial sophistication, as well as a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The Board approved an updated Audit Committee Charter in January 2012. Also at the January 2012 meeting of the Audit Committee, the Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy. Copies of these documents may be found on the Corporation’s Web Site: www.univest.net in the “INVESTORS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (Committee) met five (5) times during 2011. The Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the year ended December 31, 2011, with the Corporation’s management. The Committee has discussed with KPMG LLP (KPMG), the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2011, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SAS No. 99 (Consideration of Fraud in a Financial Statement Audit.)

The Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee has discussed the independence of KPMG with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Univest Audit Committee:

William G. Morral, Chairman

Douglas C. Clemens

H. Paul Lewis

P. Gregory Shelly

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of our board has appointed KPMG LLP as our independent registered public accounting firm for 2012. KPMG LLP was first engaged as our independent registered public accounting firm in 2004 and has audited our financial statements for 2011.

Although shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the appointment, the audit committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered by KPMG:

	September 30,	September 30,
	2011	2010(3)
Audit Fees: Annual Report and Quarterly Reviews	$561,055	$456,516
Audit Related Fees (1)	130,857	124,525
Tax Fees (2)	102,989	86,507

Total Fees	$794,901	$667,548

(1)

Includes audit of benefit plans, broker-dealer FOCUS report audit, HUD report audit and student loan agreed upon procedures; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.

(2)	Includes preparation of federal and state tax returns and tax compliance issues; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.

(3)	Prior period information has been revised to include fees billed and paid for the 2010 audit after the preparation of the 2010 Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation’s business operations. To further that objective, the Corporation’s executive compensation program is designed to:

•

Attract and retain employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” These key statements are critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•

Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•

Require executives to acquire substantial levels of ownership of Corporation stock in order to better align the executives’ interests with those of the shareholders’ interests through a variety of plans.

•	Ensure, to the extent possible, that compensation has been and will continue to be tax deductible.

An executive’s total compensation is composed of three primary components: base salary compensation, annual incentive compensation, and long-term incentive compensation. Each component is based on individual and group performance factors, which are measured objectively and subjectively by the Compensation Committee. Although there are no formal guidelines with respect to the amount of each named executive officer’s compensation that is in the form of base salary, annual incentive compensation and long-term incentive compensation, in general the compensation program results in the approximate following payouts:

	September 30,	September 30,	September 30,	September 30,
	Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Total Compensation
CEO – Corporation	50.0%	25.0%	25.0%	100.0%
CEO – Bank	50.0%	20.0%	30.0%	100.0%
SEVP	50.0%	20.0%	30.0%	100.0%
EVP	65.0%	15.0%	20.0%	100.0%

As a result of the annual incentive paid for 2011 being above target, the actual payout of total compensation for 2011, consisting of base salary, annual incentive compensation and long-term incentive stock option and restricted stock grants, differed from the table above and was as follows:

	September 30,	September 30,	September 30,	September 30,
	Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Total Compensation
CEO – Corporation	43.7%	30.4%	25.9%	100.0%
CEO – Bank	46.0%	25.6%	28.4%	100.0%
SEVP	51.2% – 53.5%	22.7% – 26.1%	20.4% – 26.1%	100.0%
EVP	58.9% – 62.7%	16.5% – 21.2%	17.5% – 24.7%	100.0%

Payouts under the Annual Incentive Compensation plan are generally made in cash, although they may be made in stock, and long-term incentive compensation awards are normally in the form of restricted stock and/or stock options.

BASE SALARY COMPENSATION

The Compensation Committee’s approach is to offer competitive salaries in comparison with market practices. The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor markets as the pool of executives who are currently employed in similar positions in companies with similar asset size, with special emphasis placed on salaries paid by companies that constitute the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of independent compensation consultants. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

During 2011, the Corporation engaged Mosteller & Associates to accumulate comparative data on the Corporation’s peer group which the Compensation Committee utilized in adjusting the base salary of its executive group. The Corporation’s peer group, twenty-one (21) institutions of similar asset size and regional location, consists of: Beneficial Mutual Bancorp, Inc.; Independent Bank Corp.; S&T Bancorp, Inc.; WSFS Financial Corporation; Sandy Spring Bancorp, Inc.; Tompkins Financial Corporation; Washington Trust Bancorp, Inc.; Lakeland Bancorp, Inc.; Metro Bancorp, Inc.; First Defiance Financial Corp.; OceanFirst Financial Corp.; Peoples Bancorp, Inc.; ESB Financial Corporation; Parkvale Financial Corporation; Arrow Financial Corp.; First United Corporation; Tower Bancorp, Inc.; Alliance Financial Corp.; VIST Financial Corp.; Bryn Mawr Bank Corporation; and Orrstown Financial Services, Inc.

In November 2011, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2012. The Committee also met in executive session without the Chief Executive Officer present, to discuss the individual performance of the CEO. Increases in base salary compensation for 2012 were based on individual performance, increased responsibilities of certain named executive officers and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

Below outlines the increases in base salary compensation for 2012 approved by the Compensation Committee:

	September 30,	September 30,	September 30,
Executive	2012 Base Salary	2011 Base Salary	% Increase
William S. Aichele	$475,000	$460,000	3.26%
K. Leon Moyer	$310,000	$300,000	3.33%
Jeffrey M. Schweitzer	$265,000	$245,000	8.16%
Kenneth D. Hochstetler	$249,000	$229,000	8.73%
Duane J. Brobst	$185,000	$180,000	2.78%

The increases in Mr. Schweitzer’s and Mr. Hochstetler’s base salaries are due to merit and also to bring their respective salaries more in line with the median (50%) level of base salary when compared to the peer banks included in the compensation study provided by Mosteller and Associates.

Compensation for Group Life Insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

ANNUAL INCENTIVES

Univest established a non-equity annual incentive plan to reward executive officers for accomplishing annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program consists primarily of cash bonuses paid for: 1) individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy; and 2) meeting annual Corporation performance goals (annual net income, efficiency ratio, return on average assets, return on average equity or other annual performance targets as set by the Compensation Committee). An executive may receive up to 50% of their annual incentive bonus in shares of the Corporation’s stock which the Corporation will match with a restricted stock grant. The restricted stock grant will vest ratably over a five-year period. The purpose of this deferral option is to further align the executive’s interests with those of the shareholders, promote retention and keep the executive focused on the long-term viability, performance and stability of the Corporation.

For the year-ended December 31, 2011, based on the projected performance goals, the Threshold was set at a 40% payout, the Target was established at a 100% payout and Optimum was established at a 150% payout; if the projected performance goals are less than the established threshold amounts, there is no payout. For example, if the incentive reward is established at 50% of the executive’s year-to-date base salary: the Threshold payout would 40% of that incentive at 20%; the Target payout would be 100% of that incentive at 50%; and the Optimum payout would be 150% of that incentive at 75%. Understanding that actual results will not equal the Target, Threshold or Optimum goals exactly, the payout under the Annual Incentive Compensation plan will be interpolated based on actual results compared to Threshold, Target and Optimum. Performance above Optimum will be interpolated using one-half the rate of increase used for Target to Optimum.

The Annual Incentive Compensation plan provides for laddered payouts based on actual results compared to Target and by Officer Category as detailed in the table below. Category 1 is the CEO of the Corporation, Category 2 is the CEO of the Bank, Category 3 is any Senior Executive Vice President of the Corporation or Bank and Category 4 is any Executive Vice President of the Corporation or Bank.

	September 30,	September 30,	September 30,
	Threshold	Target	Optimum
Category 1	20.0%	50.0%	75.0%
Category 2	16.0%	40.0%	60.0%
Category 3	14.0%	35.0%	52.5%
Category 4	10.0%	25.0%	37.5%

Note: Above percentages are a percent of year-to-date base salary.

The payout under the Annual Incentive Compensation plan will occur during February of each year for which a payout is made. The payout will be based 25% on the performance of the individual and their contribution to the Corporation in the particular year and 75% on the achievement of Corporation performance targets for the year. Each individual performance metric will have a None, Threshold, Target and Optimum component.

The Corporate performance metrics which will be measured each have a 25% weighting and will be:

•	Net Income

•	Return on average assets

•	Return on average equity

•	Efficiency ratio

Recognizing that unforeseen events in the economy could have an impact on yearly performance of the Corporation, but still result in the Corporation, through focused and disciplined management, exceeding the performance of its Select Peer Group, as determined by the Board of Directors, which consists of all publicly traded Mid-Atlantic (defined as Pennsylvania, New York, New Jersey, Delaware, Maryland and the District of Columbia) banks, thrifts and savings institutions between $1 billion and $5 billion in total assets, the Annual Incentive Compensation Plan also has a Peer Performance Lever. The Compensation Committee has the discretion to pay out at the Threshold level, even if the Corporation’s performance does not meet Threshold levels, if the Corporation’s performance exceeds 50% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Additionally, the Compensation Committee has the discretion to pay out at the Target level, even if the Corporation’s performance does not meet Target levels, if the Corporation’s performance exceeds 80% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Finally, the Compensation Committee has the discretion to not pay out the Annual Incentive Compensation if the Corporation’s performance does not exceed 40% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended.

The financial targets set by the Compensation Committee for 2011 for the Annual Incentive Compensation component of executive compensation were as follows:

	September 30,	September 30,	September 30,
Performance Metric	Threshold	Target (Plan)	Optimum
Net Income (000’s)	$13,663	$17,079	$20,495
Return on Average Assets	0.65%	0.81%	0.97%
Return on Average Equity	4.97%	6.21%	7.45%
Efficiency Ratio	64.06%	61.56%	59.06%

In January 2012, the Compensation Committee reviewed the Corporation’s performance compared to the targets established for 2011. Based on this review, it was determined that the Corporation’s performance exceeded the Target level of the financial targets during 2011. Univest achieved net income of $18.9 million, which was between the target and optimum levels; return on average assets of 0.89%, which was between the target and optimum levels; return on average equity of 6.91%, which was between the target and optimum levels; and an efficiency ratio of 59.14%, which was between the target and optimum levels. As a result, a cash bonus was paid to the executives of the Corporation for 2011 which ranged between 111.75% and 139.25% of the targeted payout level depending on individual performance.

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants, which are granted based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group.

At the Annual Meeting in 2003, the shareholders approved the Univest 2003 Long-Term Incentive Plan; at the Annual Meeting in 2008, the shareholders approved the Amended and Restated Univest 2003 Long-term Incentive Plan. The purpose of the plan is to enable employees of the Corporation to: (i) own shares of stock in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain and motivate key employees of particular merit. Participation in the 2003 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights, restricted stock, and/or long-term performance awards to participants. With respect to these grants, 1,500,000 shares were set aside for these long-term incentives. At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; restrictions applicable to any restricted stock award shall lapse and such shares shall be deemed fully vested; the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of the fair market value; and any outstanding long-term performance awards shall be vested and paid out based on the prorated target results for the performance periods in question.

Long-term incentive compensation consists of a combination of stock options and performance-based restricted stock. The granting of options is anticipated to occur annually, at the discretion of the Compensation Committee, on January 31 and is not contingent on the achievement of annual targets described under Annual Incentive Compensation. The number of options to be granted each year will be determined by the Compensation Committee.

On January 31, 2012, the Compensation Committee approved the granting of stock options to the following named executives:

September 30,
Executive	Stock Options Granted
William S. Aichele	9,000 shares
K. Leon Moyer	7,000 shares
Jeffrey M. Schweitzer	4,500 shares
Kenneth D. Hochstetler	4,500 shares
Duane J. Brobst	2,000 shares

Performance-based restricted stock grants are anticipated to be granted each year on January 31 based on the Top Quintile performance as detailed in the chart below. The performance-based restricted stock will vest on February 15th after three years of performance (i.e. restricted stock granted on January 31, 2012 will vest on February 15, 2015) based on the Corporation’s performance compared to its Select Peer Group with respect to three-year average Return on Average Assets and Return on Average Equity, blended.

	September 30,	September 30,	September 30,
	Top Quintile 80% - 100%	2nd Quintile 60% - 80%	3rd Quintile 40% - 60%
Category 1	7,500	5,000	2,500
Category 2	5,625	3,750	1,875
Category 3	3,750	2,500	1,250
Category 4	2,250	1,500	750

On January 31, 2012, the Compensation Committee approved the granting of performance based restricted stock to the following named executives:

September 30,
Executive	Shares of Restricted Stock Granted
William S. Aichele	7,500 shares
K. Leon Moyer	5,625 shares
Jeffrey M. Schweitzer	3,750 shares
Kenneth D. Hochstetler	3,750 shares
Duane J. Brobst	2,250 shares

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 7, 2009, and non-qualified pension plans for certain executive officers. The Defined Benefit Pension Plan (DBPP) is a nondiscriminatory retirement plan which qualifies under the Internal Revenue Code. The DBPP is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation and its wholly owned subsidiaries. In order to be eligible for the DBPP, employees must complete one year of service (defined as working more than 1,000 hours) and attain age 21. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The DBPP is administered by a Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed Univest Bank and Trust Co., a wholly owned subsidiary of the Corporation, as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants. Entrance into the DBPP was frozen to new entrants as of December 7, 2009.

On June 24, 2009, the Compensation Committee of the Board of Directors of the Corporation resolved that effective December 31, 2009, the benefits under the DBPP, in its current form, would be frozen and the current plan would be amended and converted to a cash balance plan under which employees would continue to receive future benefits in accordance with the provisions of the cash balance plan.

The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued as 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.

Benefits under the cash balance plan will be credited to the employees’ account based on the following formula:

September 30,
Years of Service	Annual Benefit Credited
0 – 10	3% of salary
11– 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ account will be credited with a guaranteed return of the ten year Treasury note rate plus 1% not to exceed the 30 year Treasury note rate. In order to not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBBP or the new cash benefit account.

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55.

Participants are not vested until they have completed five years of service, at which time they become fully vested in the DBPP. Participants will not be vested until they have completed three years of service, at which time they will become fully vested in the cash balance plan. Participants may elect to receive pension benefits in the form of a joint and survivor annuity, a life annuity, or a lump-sum payment.

A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.

While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (PBGC) up to specified limitations.

Should the DBPP/cash balance plan terminate at some future time, its assets generally will not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.

The non-qualified plans include a Supplemental Retirement Plan and a Supplemental Non-Qualified Pension Plan inclusive of a Medical Reimbursement Plan and Split-Dollar Life Insurance. These non-qualified plans generally provide an additional retirement benefit paid to the employee beginning at age 65 for a term between 10 and 15 years, plus death benefits. An employee, upon attaining the age of 60, may elect early retirement and be entitled to receive this benefit based upon the employee’s accrual balance as of the early retirement date.

The Supplemental Retirement Plan (SERP) was established in 1994 for employees whose date of hire was prior to January 1, 1994, were a current participant in the qualified pension plan for at least five years and whose benefit under the qualified pension plan was affected by the changes made to the Internal Revenue Code Section 401(a)(17) as enacted in the Omnibus Budget Reconciliation Act of 1993. The SERP establishes a payment to the participant that equates to the difference between: the payment amount of the qualified plan retirement benefit to which the participant would have been entitled under the qualified plan if such benefit were computed subject to Code Section 401(a)(17) as in effect prior to the effective date of the Omnibus Budget Reconciliation Act of 1993; and the amount of the qualified plan retirement benefit actually payable to the participant. Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control.

The Supplemental Non-Qualified Pension Plan (SNQPP) was established in 1981 for employees who have served for several years, with ability and distinction, in one of the primary policy-making senior level positions at Univest, with the understanding that the future growth and continued success of Univest’s business may well reflect the continued services to be rendered by these employees and Univest’s desire to be reasonably assured that these employees will continue to serve and realizing that if these employees would enter into competition with Univest, it would suffer severe financial loss. The SNQPP was established prior to the existence of a 401K Deferred Savings Plan, the Employee Stock Purchase Plan and the Long-Term Incentive Plans and therefore is not actively offered to new participants. At the age of 65 years, covered employees will receive annual payments equivalent to fifty percent of their annual salary at their retirement date, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Between the ages of 60 and 65, covered employees may choose early retirement and receive payments under the SNQPP based on the employee’s accrual balance, adjusted annually thereafter by a percentage of the change in the CPI. The benefit period is a maximum of fifteen years. Benefits will continue to be paid to the employee’s beneficiary upon the employee’s death for the remainder of the benefit period. Payments under the SNQPP are capped each year and adjusted annually by a percentage of the change in the CPI. In 2011 the maximum benefit payable was $113,290. Upon a change in control, the covered employee is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest.

The SNQPP also includes a Medical Reimbursement Plan providing covered employees, who maintain a medical insurance policy during retirement, reimbursements for uncovered medical expenses up to $5,000 per annum during the benefit period.

During 2000, Univest purchased Bank Owned Life Insurance (BOLI) to offset the funding needs of future obligations under these non-qualified pension plans. The SNQPP includes a Split-Dollar Agreement which provides the covered employee’s beneficiary a fixed dollar amount of the death proceeds under the BOLI. The fixed dollar amounts payable range between $200,000 and $250,000.

Income tax regulations require the inclusion of nonqualified deferred compensation benefits as wages for Social Security and Medicare tax purposes. The non-qualified plan benefits and vesting provisions are reviewed annually, the covered employees’ Social Security and Medicare wages reflect includable nonqualified deferred compensation, and appropriate taxes are withheld.

On an optional basis, all officers and employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (DSSP). In the year 2011, participants could defer up to a maximum of $16,500 if under age 50 and $22,000 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant’s salary. All contributions are invested via a trust. The Corporation’s matching contributions for 2011, 2010 and 2009, amounting to $638,723, $588,235and $536,380, respectively, are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant’s retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER PERQUISITES

Certain named executive officers receive expense allowances, a car allowance and/or country club membership dues. These perquisites are determined by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services; these services are provided by a Certified Public Accounting firm other than Univest’s Independent Registered Public Accounting Firm, KPMG LLP.

FUTURE COMPENSATION DETERMINATION

The Committee will continue to reassess Univest’s executive compensation program in order to ensure that it promotes the long-term objectives of Univest, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts and retains top-level executives who will manage strategically in 2012 and beyond.

TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Corporation and the Compensation Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Corporation’s tax deduction with respect to any affected compensation.

CONCLUSION

Through the programs described above, a significant portion of the Corporation’s executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The following tables set forth for the fiscal years ending December 31, 2011, 2010 and 2009, the compensation which the Corporation and its subsidiaries paid to its principal executive officer, principal financial officer and three other named executive officers. These tables should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy.

SUMMARY COMPENSATION TABLE

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (h)	All Other Compensation (i)	Total (j)
William S. Aichele, Chairman, President, and CEO of the Corporation and Chairman of the Bank	2011	$460,000	$-0-	$221,320	$51,468	$320,285	$484,488	$40,478	$1,578,040
	2010	450,000	-0-	283,724	-0-	184,135	163,781	39,407	1,121,047
	2009	450,000	-0-	227,992	-0-	-0-	362,285	53,974	1,094,251
K. Leon Moyer, Vice Chairman of the Corporation and President and CEO of the Bank	2011	300,000	-0-	144,896	40,031	167,105	393,392	21,496	1,066,920
	2010	293,000	-0-	163,354	-0-	95,914	120,721	20,444	693,433
	2009	293,000	-0-	157,190	38,145	-0-	340,401	36,251	864,987
Jeffrey M. Schweitzer, CPA, Senior Executive Vice President and CFO of the Corporation and of the Bank	2011	245,000	-0-	67,623	25,734	119,411	15,359	9,739	482,866
	2010	220,000	-0-	76,684	-0-	45,011	-0-	10,457	352,152
	2009	220,000	-0-	59,504	-0-	-0-	-0-	11,417	290,921
Kenneth D. Hochstetler, Senior Executive Vice President of the Corporation and of the Bank; and President of Univest Investments	2011	229,000	-0-	91,110	25,734	101,594	61,807	15,184	524,429
	2010	185,000	-0-	91,820	-0-	52,990	978	13,571	344,359
	2009	185,000	-0-	101,101	39,815	-0-	29,982	25,069	380,967
Duane J. Brobst, Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2011	180,000	-0-	38,779	11,437	57,040	55,471	10,905	353,632
	2010	176,000	-0-	69,248	-0-	36,009	2,958	11,971	296,186
	2009	176,000	-0-	62,261	-0-	-0-	61,562	17,256	317,079

(f)

Represents the fair value for all stock options granted during 2011, 2010 and 2009, respectively. Assumptions used in calculating the fair value on these stock options are set forth in Note 10 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2011.

(i)

Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, imputed income on split dollar life insurance plans, expense allowance, personal tax preparation services, and country club membership dues.

GRANTS OF PLAN-BASED AWARDS

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,
Name	Grant Date	Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option and Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
		$95,000	$237,500	$356,250	N/A	N/A	N/A
William S. Aichele	1/31/11							7,500	(b)	9,000	$17.24	$180,731
	2/10/11							5,201	(c)	-0-	N/A	92,058
		49,600	124,000	186,000	N/A	N/A	N/A
K. Leon Moyer	1/31/11							5,625	(b)	7,000	17.24	136,978
	2/10/11							2,709	(c)	-0-	N/A	47,949
		37,100	92,750	139,125	N/A	N/A	N/A
Jeffrey M. Schweitzer	1/31/11							3,750	(b)	4,500	17.24	90,365
	2/10/11							169	(c)	-0-	N/A	2,992
		34,860	87,150	130,725	N/A	N/A	N/A
Kenneth D. Hochstetler	1/31/11							3,750	(b)	4,500	17.24	90,365
	2/10/11							1,496	(c)	-0-	N/A	26,479
		18,500	46,250	69,375	N/A	N/A	N/A
Duane J. Brobst	1/31/11							2,250	(b)	2,000	17.24	50,216

(a)

The named executive officers may elect to receive up to 50% of their annual incentive compensation (listed under “Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards”) in the form of the Corporation’s stock which will be matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period. For presentation purposes, it is assumed that the named executive officers will not make the 50% election.

(b)

These are performance-based awards which will vest based upon the Corporation’s performance against its peers over the next three years. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan and are not eligible for cash payout. The shares granted are eligible for voting.

(c)

The named executive officers elected to receive up to 50% of their 2010 annual incentive compensation in the form of the Corporation’s stock which was matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,	September 30,
Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exercis- able	Number of Securities Under- lying Unexer- cised Options (#) Unexercis- able	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Stock Award Grant Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights that have not Vested ($)
William S. Aichele (a)	12/31/03	20,249	-0-	-0-	$28.27	12/31/13	1/31/08		800	$11,712	-0-	$-0-
	12/31/05	15,000	-0-	-0-	24.27	12/30/15	1/31/09		7,500	109,800	-0-	-0-
	12/31/07	18,000	-0-	9,000	21.11	12/31/17	2/02/09		1,383	20,247	-0-	-0-
	1/31/11	-0-	-0-	9,000	17.24	1/31/21	1/31/10	(1)	7,500	109,800	-0-	-0-
							1/31/10	(2)	5,759	84,312	-0-	-0-
							1/31/11		7,500	109,800	-0-	-0-
							2/10/11		5,201	76,143	-0-	-0-
K. Leon Moyer (a)	12/31/03	6,000	-0-	-0-	28.27	12/31/13	1/31/08		348	5,095	-0-	-0-
	12/31/05	7,500	-0-	-0-	24.27	12/30/15	1/31/09		5,625	82,350	-0-	-0-
	12/31/07	9,000	-0-	4,500	21.11	12/31/17	2/02/09		698	10,219	-0-	-0-
	1/31/09	555	-0-	4,445	22.90	1/31/19	1/31/10	(1)	5,625	82,350	-0-	-0-
	1/31/11	-0-	-0-	7,000	17.24	1/31/21	1/31/10	(2)	2,444	35,780	-0-	-0-
							1/31/11		5,625	82,350	-0-	-0-
							2/10/11		2,709	39,660	-0-	-0-
Jeffrey M. Schweitzer	12/31/07	4,000	-0-	2,000	21.11	12/31/17	1/31/08		50	732	-0-	-0-
	1/31/11	-0-	-0-	4,500	17.24	1/31/21	1/31/09		2,250	32,940	-0-	-0-
							2/02/09		197	2,884	-0-	-0-
							1/31/10	(1)	2,250	32,940	-0-	-0-
							1/31/10	(2)	1,408	20,613	-0-	-0-
							1/31/11		3,750	54,900	-0-	-0-
							2/10/11		169	2,474	-0-	-0-
Kenneth D. Hochstetler	12/31/03	2,100	-0-	-0-	28.27	12/31/13	1/31/08		152	2,225	-0-	-0-
	12/31/05	3,000	-0-	-0-	24.27	12/30/15	1/31/09		3,750	54,900	-0-	-0-
	12/31/07	4,000	-0-	2,000	21.11	12/31/17	2/02/09		375	5,490	-0-	-0-
	1/31/09	834	-0-	4,166	22.90	1/31/19	1/31/10	(1)	3,750	54,900	-0-	-0-
	1/31/11	-0-	-0-	4,500	17.24	1/31/21	1/31/10	(2)	982	14,376	-0-	-0-
							1/31/11		3,750	54,900	-0-	-0-
							2/10/11		1,496	21,901	-0-	-0-
Duane J. Brobst	12/31/03	2,250	-0-	-0-	28.27	12/31/13	1/31/08		142	2,079	-0-	-0-
	12/30/05	3,000	-0-	-0-	24.27	12/30/15	1/31/09		2,250	32,940	-0-	-0-
	12/31/07	4,000	-0-	2,000	21.11	12/31/17	2/02/09		264	3,865	-0-	-0-
	1/31/11	-0-	-0-	2,000	17.24	1/31/21	1/31/10	(1)	2,250	32,940	-0-	-0-
							1/31/10	(2)	1,126	16,485	-0-	-0-
							1/31/11		2,250	32,940	-0-	-0-

(a)	Includes both non-qualified and incentive stock options.

OPTIONS AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
12/31/2003	33.3334% Vested in 2005; 33.3333% Vested in 2006; and 33.3333%Vested in 2007
12/30/2005	33.3334% Vested in 2007; 33.3333% Vested in 2008; and 33.3333% Vested in 2009
12/31/2007	33.3334% Vested in 2009; 33.3333% Vested in 2010; and 33.3333% Vested in 2011
1/31/2009	33.3334% Vested in 2011; 33.3333% Vests in 2012; and 33.3333% Vests in 2013
1/31/2011	33.3334% Vests in 2013; 33.3333% Vests in 2014; and 33.3333% Vests in 2015

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
1/31/2008	20% Vested in 2009; 20% Vested in 2010; 20% Vests in 2011; 20% Vests in 2012; and 20% Vests in 2013
1/31/2009	100% or less vests on 2/14/2012 based on the Corporation’s performance against its peers
2/02/2009	20% Vested in 2010; 20% Vested in 2011; 20% Vests in 2012; 20% Vests in 2013; and 20% Vests in 2014
1/31/2010(1)	100% or less vests on 2/15/2013 based on the Corporation’s performance against its peers
1/31/2010(2)	33.3334% Vested in 2011; 33.3333% Vests in 2012; and 33.3333% Vests in 2013
1/31/2011	100% or less vests on 2/15/2014 based on the Corporation’s performance against its peers
2/10/2011	33.3334% Vests in 2012; 33.3333% Vests in 2013; and 33.3333% Vests in 2014

OPTIONS EXERCISED AND STOCK VESTING TABLE

	September 30,	September 30,	September 30,	September 30,
Name	Options Awards (a)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized (b) on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Aichele	-0-	$-0-	3,742	$64,664
K. Leon Moyer	-0-	-0-	1,631	28,195
Jeffrey M. Schweitzer	-0-	-0-	794	13,710
Kenneth D. Hochstetler	-0-	-0-	692	11,971
Duane J. Brobst	-0-	-0-	722	12,476

(a)

The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money options for Corporation stock having an equivalent value. This exchange allows the executives to exercise their options on a net basis without having to pay the exercise price in cash. However, it will result in the executives acquiring fewer shares than the number of options exercised.

(b)

“Value Realized” is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date. Fair Market Value is calculated as the mean of the closing bid and asked prices of the Corporation’s common stock as reported by the NASDAQ Stock Market.

PENSION BENEFITS

	September 30,	September 30,	September 30,	September 30,
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
William S. Aichele	Defined Benefit Pension Plan	40.05	$1,052,021	$-0-
	Supplemental Retirement Plan	40.05	1,020,433	-0-
	Supplemental Non-Qualified Pension Plan	—	945,002	-0-
K. Leon Moyer	Defined Benefit Pension Plan	40.95	1,148,085	-0-
	Supplemental Retirement Plan	40.95	278,942	-0-
	Supplemental Non-Qualified Pension Plan	—	988,195	-0-
Jeffrey M. Schweitzer	Defined Benefit Pension Plan	4.25	15,359	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Kenneth D. Hochstetler	Defined Benefit Pension Plan	20.00	213,744	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan	19.61	324,761	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A

(a)

Univest’s pension plans are described in the Compensation Discussion and Analysis under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 9 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2011.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the above tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation. None of the named executive officers in the tables above has an individual change in control or employment agreement, but provisions for these triggering events are addressed within the 2003 Long-term Incentive Plan, the Defined Benefit Pension Plan (DBPP), the Supplemental Retirement Plan (SERP) and the Supplemental Non-Qualified Pension Plan (SNQPP).

2003 Long-term Incentive Plan

Upon a change in control, stock options and restricted stock awards which have been held for at least six months shall become fully vested. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested, and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three-months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events if such event occurred on December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name		Option Awards				Restricted Stock Awards
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($)	Expiration Date	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($)
William S. Aichele	Retirement, Early-retirement or Termination due to Disability	18,000	$19.17	$-0-	12/31/13	35,643	$521,814
	Termination by Death	18,000	19.17	-0-	12/31/12	35,643	521,814
	Change in Control	18,000	19.17	-0-	3/31/12	35,643	521,814
K. Leon Moyer	Retirement, Early-retirement or Termination due to Disability	15,945	19.91	-0-	12/31/13	23,074	337,804
	Termination by Death	15,945	19.91	-0-	12/31/12	23,074	337,804
	Change in Control	15,945	19.91	-0-	3/31/12	23,074	337,804
Jeffrey M. Schweitzer	Retirement, Early-retirement or Termination due to Disability	6,500	18.43	-0-	12/31/13	10,074	147,483
	Termination by Death	6,500	18.43	-0-	12/31/12	10,074	147,483
	Change in Control	6,500	18.43	-0-	3/31/12	10,074	147,483
Kenneth D. Hochstetler	Retirement, Early-retirement or Termination due to Disability	10,666	20.17	-0-	12/31/13	14,255	208,692
	Termination by Death	10,666	20.17	-0-	12/31/12	14,255	208,692
	Change in Control	10,666	20.17	-0-	3/31/12	14,255	208,692
Duane J. Brobst	Retirement, Early-retirement or Termination due to Disability	4,000	$19.17	-0-	12/31/13	8,282	121,249
	Termination by Death	4,000	19.17	-0-	12/31/12	8,282	121,249
	Change in Control	4,000	19.17	-0-	3/31/12	8,282	121,249

Defined Benefit Pension Plan (DBPP)

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55. A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the DBPP.

Supplemental Retirement Plan (SERP)

Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the SERP.

Supplemental Non-Qualified Pension Plan (SNQPP)

Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. Upon a change in control or death of the covered employee prior to their retirement date, the covered employee, or employee’s designated beneficiary is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. The “accrued balance” is the projected lump sum of the employee’s retirement benefit payable upon the employee’s attainment of age 65. Upon early-retirement, which is obtainable at the age of sixty, the employee is entitled to the accrual balance payable over fifteen years, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Upon termination of employment due to disability, the employee is entitled to the accrual balance payable, commencing at age 65, provided that the amount of the retirement benefit shall be based on the accrual balance on the date of termination due to disability, increased by an interest factor equal to the interest factor used in determining the accrual balance. If an employee terminated due to disability, and a change of control occurs prior to this employee reaching the age of 65, the employee is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest. If the employee is terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits under the SNQPP are forfeited by the employee. The only named executive officers who are participants in the SNQPP are William S. Aichele and K. Leon Moyer. If at December 31, 2011, either of these participants’ employment was terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits shown in the Pension Benefits table would be forfeited. If a change in control had occurred at December 31, 2011, these participants would benefit from a lump sum payment equal to their present value of accumulated benefit, in the Pension Benefits table above, plus the following amounts: for William S. Aichele, $329,857; and for K. Leon Moyer, $255,811.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors and alternate directors not covered in the Summary Compensation Table for the year ended December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Marvin A. Anders(c)	$36,725	-0-	-0-	-0-	-0-	-0-	$36,725
Douglas C. Clemens	23,250	-0-	-0-	-0-	-0-	-0-	23,250
R. Lee Delp	37,750	-0-	-0-	-0-	-0-	-0-	37,750
H. Paul Lewis	37,950	-0-	-0-	-0-	-0-	-0-	37,950
H. Ray Mininger	25,125	-0-	-0-	-0-	-0-	-0-	25,125
William G. Morral	40,300	-0-	-0-	-0-	-0-	-0-	40,300
Mark A. Schlosser	39,550	-0-	-0-	-0-	-0-	-0-	39,550
P. Gregory Shelly	33,100	-0-	-0-	-0-	-0-	-0-	33,100
Margaret K. Zook	25,200	-0-	-0-	-0-	-0-	-0-	25,200

(a)	Includes annual retainer fees, Board meeting fees and other committee fees as described below.

(b)

The accumulated values under the Corporation’s Director Fee Deferral Plan, as described below, were as follows: for Douglas C. Clemens, $33,202; for William G. Morral, $363,934; for P. Gregory Shelly, $134,796; and for Margaret K. Zook, $85,022. There are no pension benefits listed in this table.

(c)	Mr. Anders retired effective July 31, 2011

For the year ended December 31, 2011, each non-employee Director or Alternate Director was paid an annual retainer fee of $12,000. Additionally, the chair of the Audit Committee receives an additional annual retainer fee of $5,000 and the chair of the Compensation Committee receives an additional annual retainer fee of $2,500. Each non-employee Director receives a fee of $900 for each Board Meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Each Alternate Director receives a “consultant fee” of $900 for each Board meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Only one fee is paid to the Director or Alternate Director if these Boards meet on a concurrent basis. Non-employee Directors or Alternate Directors who attend committee meetings of the Board receive a fee ranging from $550 to $800 for each meeting attended.

The Corporation offers a Director Fee Deferral Plan under which the directors can voluntarily contribute all or a portion of their director fees. These deferred fees accumulate value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election.

RELATED-PARTY TRANSACTIONS

During 2011, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with us as customers of Univest’s banking subsidiary, Univest Bank and Trust Co. In management’s opinion, the loans were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the lender; they did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Reserve Board Regulation O. As of December 31, 2011, loans to executive officers, directors, and their affiliates represented 8.4% of total shareholders’ equity in Univest Corporation.

In addition to these banking transactions and lending relationships, some directors and their affiliated entities provide services or otherwise do business with Univest and its affiliated entities; all such transactions are handled in the ordinary course of business and are reviewed by the Audit Committee on a quarterly basis, at which time transactions with directors are monitored to verify their independent status as a director. During 2011, the Corporation and its subsidiaries paid $400 thousand to H. Mininger & Son, Inc. for building expansion projects which were in the normal course of business on substantially the same terms as available from others. H. Ray Mininger, a non-independent Director of the Corporation, is Vice President and Secretary of H. Mininger & Son, Inc.

Our Audit Committee Charter provides for the review and approval of reports and disclosures of insider and affiliated-party transactions by the Committee. Our Nominating and Governance Committee reviews the independence of directors annually.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board (Committee) for the fiscal year ended December 31, 2011 was comprised of four independent members appointed by the Board: R. Lee Delp, William G. Morral, Mark A. Schlosser, and P. Gregory Shelly.

The Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Corporation’s independent professional compensation consultants. Recommendations are made to the Board with respect to overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Committee’s charter is available at the Corporation’s website on the internet: www.univest.net in the “INVESTORS” section under Governance Documents.

No member of the Compensation Committee (i) was, during 2011, or had previously been an officer or employee of the Corporation or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Corporation, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and option awards for all employees other than the named-executive officers. The Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Committee and to provide for the appropriate funding of such consulting or advisory firm. During 2011, the Committee retained Mosteller & Associates to provide comparative data concerning the Corporation’s peer group listed in the Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (Committee) met six (6) times during 2011. The Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2011 with the Corporation’s management.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A, for filing with the Securities and Exchange Commission.

Univest Compensation Committee:

R. Lee Delp, Chairman

William G. Morral

Mark A. Schlosser

P. Gregory Shelly

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting – they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the “INVESTORS” section under Governance Documents.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within two days. Any waivers would also be posted on our website within two business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met three (3) times during the fiscal year ending December 31, 2011. All members of the Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and the SEC Regulations. The primary purpose of the Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTORS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Committee at December 31, 2011 were: R. Lee Delp, H. Paul Lewis, Mark A. Schlosser, and P. Gregory Shelly.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the annual meeting of shareholders.

Univest currently has one Alternate Director who is elected annually by the Corporation’s shareholders and serves for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The alternate director, by attending board meetings on a regular basis without a vote, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, the Alternate Director does not participate in independent director meetings or vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee does not specifically consider diversity of gender or ethnicity in fulfilling its responsibilities to select qualified and appropriate director candidates, instead the Committee will seek to balance the existing skill sets of current board members with the need for other diverse skills and qualities that will complement the Corporation’s strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to service as a Director. A majority of the Directors on the Board must meet the criteria for “independence” established by the NASDAQ Stock Market, and the Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors based on the Class of Directors up for nomination in a particular year. The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele – Mr. Aichele has served as the Corporation’s President and Chief Executive Officer since 1999 and has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. Aichele serves on numerous non-profit boards in addition to being chairman of a local hospital board providing Mr. Aichele the necessary knowledge of the local economy.

Douglas C. Clemens – Mr. Clemens is President of Clemens Food Group an industry leader in pork solutions. As President of Clemens Food Group, Mr. Clemens has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Clemens has extensive knowledge of commodities markets, analyzing financial performance and also strategic planning.

R. Lee Delp – Mr. Delp is Principal of R. L. Delp & Company. Mr. Delp serves on the boards of five other local corporations. Mr. Delp has held senior management positions, including Chief Executive Officer, in companies for over thirty years providing Mr. Delp with significant experience with respect to leadership, marketing and strategic direction. Addition-ally, Mr. Delp has served on the boards of a number of non-profit organizations over the years.

H. Paul Lewis – Mr. Lewis is a retired Executive Vice President of the Bank and currently is Vice President/Sales Agent for Bucks County Commercial Realty, Inc. Mr. Lewis has over forty years of experience in the commercial banking industry including the roles of President and Chief Executive Officer of a publicly traded bank holding company. In his current position, Mr. Lewis has experience and insight into the local commercial real estate market. In addition, Mr. Lewis serves on a number of local non-profit boards and the board of a local community college.

H. Ray Mininger – Mr. Mininger is the former President and current Vice President and Secretary of H. Mininger and Son, which is a construction management firm. Additionally, Mr. Mininger serves on the boards of certain local non-profit organizations. Mr. Mininger brings significant experience with respect to management and ownership of a small business.

William G. Morral, CPA – Mr. Morral is a financial consultant and former Chief Financial Officer of Moyer Packing Company, which provided rendering and other services to the food processing industry. Additionally, Mr. Morral has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral is also the former Executive Director of the North Penn United Way. Mr. Morral has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Morral has significant experience in financial analysis and internal controls.

Mark A. Schlosser – Mr. Schlosser is the current treasurer and former president of Schlosser Steel, Inc. (Steel Manufacturing) and current president of Schlosser Steel Buildings, Inc. Through his roles at Schlosser Steel and Schlosser Steel Buildings, Mr. Schlosser has experience analyzing financial performance, real estate development and asset and property management. Mr. Schlosser is also a former adjunct professor in real estate investment at the University of Denver. Additionally, Mr. Schlosser serves on non-profit boards along with the board of a local hospital.

P. Gregory Shelly – Mr. Shelly is President of Shelly Enterprises, Inc. (Building Materials). Mr. Shelly’s experience as President of Shelly Enterprises, Inc. provides him with significant knowledge of the local economy including the housing industry. Additionally, Mr. Shelly has significant experience with respect to financial management and strategic direction. Mr. Shelly serves on non-profit boards along with the board of a local hospital.

Margaret K. Zook – Ms. Zook is the former Executive Director of Souderton Mennonite Homes (Retirement Community) and the current Board Chair of The Penn Foundation (Behavioral Health Services). Ms. Zook provides consulting services for non-profit organizations. Ms. Zook’s experience has provided her with significant knowledge of the non-profit industry and retirement communities which are two areas where the Corporation has a significant number of customers.

The structure of the Corporation’s Board of Directors consists of a Chairman of the Board, who currently is also the President and Chief Executive Officer of the Corporation, a Vice Chairman of the Board, who currently is also President and Chief Executive Officer of Univest Bank and Trust Co., and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only one of the nine members of the Board of Directors and the only Alternate Director position. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Audit Committee, Compensation Committee, Executive Committee, Enterprise Risk Management Committee, Investment/Asset & Liability Management Committee, Loan Policy Committee, Nominating and Governance Committee, Community Reinvestment Act Committee, Deferred Salary Savings Plan Committee, Deferred Salary Savings Plan Trustee Committee, Employee Stock Purchase Plan Committee, Payment Systems Risk Committee, Pension Committee, Security Committee and Trust Committee. The active participation in these Committees in addition to the monthly Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk Management is the cornerstone of banking and integral to the daily operations of the Corporation. The Board of Directors oversees the Risk Management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of six members of management, including the Chairman, President and Chief Executive Officer of the Corporation, along with three independent directors of the Board. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which meets twice a year, consisting of nineteen members of management representing each line of business and area of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings along with the minutes from the Board attended Enterprise- Wide Risk Management Committee are reported into the full Board of Directors. The Enterprise-Wide Risk Management Committee meets four times a year and is chaired by the Chief Risk Officer. The Chief Risk Officer reports directly to the Chairman of the Board of the Corporation and to the Audit Committee, however, the Chief Risk Officer also attends each Board of Directors meeting, Audit Committee meeting, Loan Policy Committee meeting and Investment/Asset Liability Management Committee meeting in order to understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also has an executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Corporation’s Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by Shareholders entitled to vote for the election of Directors shall be made by notice, in writing, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the Shareholders called for the election of Directors provided, however, that if less than twenty-one (21) days notice of the meeting is given Shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the Shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, ages and resident addresses of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying Shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying Shareholder; and

e.	The number of shares owned by the notifying Shareholder.

The nomination for a Director who has not previously served as a Director shall be made from among the then serving Alternate Directors. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a Shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

PROPOSALS

Proposal 1 – Election of Directors

The election of three Class I directors each for a three-year term expiring in 2015 and until their successor is elected and qualified.

The nominees for Class I Director are:	William S. Aichele H. Paul Lewis Mark A. Schlosser

The Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2 – Election of Alternate Director

The election of one alternate director for a one-year term expiring in 2013 and until his successor is elected and qualified.

The nominee for Alternate Director is:	K. Leon Moyer

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 – Ratification of KPMG LLP as independent registered public accounting firm

The Board of Directors recommends a vote “FOR” Proposal 3.

Proposal 4 – An advisory vote to approve named executive officer compensation as presented in this Proxy Statement

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis (CD & A) beginning on Page 8 and the compensation tables included in the discussion of Executive Compensation beginning on Page16, including the narrative disclosure thereto.

As stated in the CD & A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three statements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.

Highlights of our program include:

•

A three-part mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•

Measurement of individual and group performance factors by the Corporation’s Compensation Committee the Committee fully considers decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•

Assessment of Univest’s executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•	The requirement that executives acquire substantial levels of ownership of the Corporation’s stock to better align the executives’ interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon us as a corporation. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2012 Annual Meeting of Shareholders:

“RESOLVED, that the compensation of the Corporation’s named executive officers, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2011, is hereby APPROVED.”

The Board of Directors unanimously recommends that you vote “FOR” Proposal 4.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2013 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, no later than November 16, 2012.

A shareholder proposal submitted after November 16, 2012, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the annual meeting to be held in 2013, but may nevertheless be presented at the annual meeting. Under the Corporation’s bylaws, to present a proposal at the annual meeting in 2013, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2013 Annual Meeting of April 16, 2013, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 17, 2012.

OTHER BUSINESS

The Board and Management do not intend to present to the meeting any business other than as stated above. They know of no other business which may be presented to the meeting. If any matter other than those included in this Proxy Statement is presented to the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

Souderton, Pennsylvania	By Order of the Board of Directors
March 16, 2012
WILLIAM S. AICHELE
Chairman

KAREN E. TEJKL
Secretary

Univest Corporation of pennsylvania Broadridge 1717 arCh street sUite 1300 philadelphia, pa 19103 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M41830-P21659 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY UNIVEST CORPORATION OF PENNSYLVANIA For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the UNIVEST’S DIRECTORS RECOMMEND A VOTE number(s) of the nominee(s) on the line below. “FOR” ITEMS 1 AND 2. 1. Election of Three Class One Directors ! ! ! 01) William S. Aichele 02) H. Paul Lewis 03) Mark A. Schlosser 2. Election of One Alternate Director 04) K. Leon Moyer UNIVEST’S DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 3 AND 4. For Against Abstain 3. Ratification of KPMG LLP as our independent registered public accounting firm for 2012 ! ! ! 4. Approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

UNIVEST CORPORATION OF PENNSYLVANIA 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania, 18964 REVOCABLE PROXY ANNUAL MEETING OF SHAREHOLDERS—APRIL 17, 2012 The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 17, 2012, at the Univest Building, 14 North Main Street, Souderton, Pennsylvania, at 10:45 a.m. IF YOU ARE CHOOSING TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M41831-P21659 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UNIVEST CORPORATION OF PENNSYLVANIA FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 17, 2012. The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 16, 2012, hereby appoints Karen E. Tejkl, Secretary, proxy, with full power of substitution, to represent the undersigned and to vote all of the shares of the Common Stock of Univest Corporation of Pennsylvania, (the “Corporation”) that the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Shareholders of the Corporation, or any adjournment thereof, as directed on the reverse side and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 17, 2012. The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director (those nominees are William S. Aichele, H. Paul Lewis and Mark A. Schlosser); FOR the election of the nominee for Alternate Director (this nominee is K. Leon Moyer); FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2012 and FOR the approval of, on an advisory basis, the compensation of our named executive officers as presented in this Proxy Statement.